Exhibit 99.1
LSB Bancshares Reports 4th Quarter and Full Year Financial Results
LEXINGTON, N.C., January 17, 2006 — LSB Bancshares, Inc. (Nasdaq: LXBK), parent company of Lexington State Bank, reported net income in the fourth quarter of 2005 of $2,475,000, or $0.29 per diluted share, compared to $2,214,000, or $0.26 per diluted share, for the fourth quarter of 2004.
The improvement in earnings was primarily due to higher net interest income and noninterest income, combined with modest growth in noninterest expense. Net interest income increased 10% to $11,089,000 in the fourth quarter of 2005 from $10,083,000 in the year-ago period, and benefited from an improvement in the net interest margin as well as growth in earning assets. The provision for loan losses was $905,000 in 2005’s fourth quarter, up from $621,000 in the fourth quarter of 2004. Noninterest income was $3,651,000 in 2005’s fourth quarter, an increase of 11% from $3,278,000 in the year-ago period, while noninterest expense increased 7% to $10,112,000 from $9,461,000 over the same period.
For the twelve months ended December 31, 2005, net income was $9,637,000, or $1.12 per diluted share, compared to $8,380,000, or $0.97 per diluted share, in 2004. Net interest income increased 12% to $43,699,000 in the twelve months ended December 31, 2005 from the year-ago period. Noninterest income for the full year 2005 declined approximately 2% from the level in the year-ago period, although the year-ago figure included a $292,000 nonrecurring gain on the sale of real estate. Excluding that gain, noninterest income would have been essentially unchanged in 2005 relative to the figure in 2004. Noninterest expense in 2005 was up 6%, while the provision for loan losses increased to $3,219,000 in 2005 from $3,017,000 in 2004.
The Bank achieved year-over-year balance sheet growth in most key areas, with that growth being led by the increase in deposits. As of December 31, 2005, total assets were approximately $976 million, up 7% from the year-ago level, while deposits increased 14% to $822 million. Net loans were $747 million, an increase of 6% from the year-ago level. Nonperforming assets, including nonaccruing loans, accruing loans more than 90 days past due, restructured loans and other real estate owned, totaled $8.1 million at December 31, 2005, down from $8.5 million at September 30, 2005 but up from $4.1 million at the year-ago date. Included in the $8.1 million was $4.4 million in other real estate owned, most of which related to the previously disclosed acquisition, by means of deed-in-lieu of foreclosure, of coastal property by the Bank during the second quarter of 2005. The reserve for loan losses at the end of 2005 was $8.4 million, or 1.12% of loans, versus $8.0 million, or 1.12% of gross loans, at the end of 2004. Shareholders’ equity totaled $91.8 million, and represented an equity-to-assets ratio of 9.4%.
“We concluded 2005 with a good deal of positive momentum,” said LSB Bancshares Chairman, President and CEO Robert F. Lowe. “Earnings improved and our balance sheet continued to expand, with particularly gratifying growth in deposits. At the same time, asset quality began to improve at the end of 2005 relative to the level at the end of the third quarter of 2005. Fundamentally, the Bank remains soundly capitalized and is well positioned to have another successful year in 2006.”
LSB Bancshares recently declared a quarterly cash dividend of $0.17 per share of common stock, payable on January 15, 2006, to shareholders of record on January 1, 2006. This represents an increase of 6% compared to the same period one year ago.
LSB The Bank is one of the largest community banks in North Carolina, with 25 offices in Davidson, Forsyth, Guilford, Randolph and Stokes counties and a mortgage origination office in

Wake County. Services are also available through 31 ATMs and cash dispensers, “LSB By Net” online banking and 24-hour “LSB By Phone” banking. LSB The Bank owns two subsidiaries: LSB Investment Services, Inc., which offers non-deposit, non-insured investment alternatives such as mutual funds and annuities; and Peoples Finance Co. of Lexington, Inc., which offers small loans and dealer financing.
Common stock of the bank’s parent company, LSB Bancshares, Inc., is traded on the Nasdaq National Market and is quoted under the symbol LXBK. Additional information about LSB is available on its web site, www.lsbnc.com.
Market makers include: Davenport & Company LLC; Friedman Billings Ramsey & Co.; FTN Midwest Research Secs.; Goldman, Sachs & Co.; Keefe, Bruyette & Woods, Inc.; Morgan Keegan & Co., Inc.; Morgan Stanley & Co., Inc.; Moors & Cabot, Inc.; The Robinson Humphrey Co.; Sandler O’Neill & Partners, and Schwab Capital Markets.
Information in this press release contains forward-looking statements. These statements are identified by words such as “expects,” “anticipates,” “should,” or other similar statements about future events. These forward- looking statements involve estimates, assumptions by management, risks, and uncertainties that could cause actual results to differ materially from current projections, including without limitations, the effects of future economic conditions, legislative and regulatory changes, and the effects of competition. Additional factors that could cause actual results to differ materially from those anticipated by forward-looking statements are discussed in LSB’s filings with the Securities and Exchange Commission, including without limitation, its annual report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. LSB undertakes no obligations to revise these statements following the date of this news release.
NOTE: For more information, please contact Monty J. Oliver, EVP & Chief Financial Officer @ 336-242-6207 or 336-248-6500 or 1-800-876-6505, ext. 207

LSB Bancshares Inc.
Consolidated Balance Sheets
(In thousands)

	December 31
	2005	2004
Assets
Cash and Due from Banks	$45,600	$35,407
Interest-Bearing Bank Balances	1,385	2,115
Federal Funds Sold	16,355	14,246
Investment Securities:
Held to Maturity, at Amortized Cost	27,427	28,539
Available for Sale, at Market Value	100,732	100,655
Loans	755,398	712,185
Less, Allowance for Loan Losses	(8,440)	(7,962)

Net Loans	746,958	704,223
Premises and Equipment	19,358	17,390
Other Assets	17,980	12,413

Total Assets	975,795	914,988

Liabilities
Deposits:
Demand	131,515	88,805
Savings, N.O.W. and Money Market Accounts	409,928	417,584
Certificates of Deposit of less than $100,000	140,700	118,569
Certificates of Deposit of $100,000 or more	140,030	97,317

Total Deposits	822,173	722,275
Securities Sold Under Agreements to Repurchase	1,657	1,536
Borrowings from the Federal Home Loan Bank	53,000	95,000
Other Liabilities	7,136	5,435

Total Liabilities	883,966	824,246

Shareholders’ Equity
Preferred Stock, Par Value $.01 Per Share:
Authorized 10,000,000 shares; None Issued	—	—
Common Stock, Par Value $5 Per Share:
Authorized 50,000,000 Shares; Issued 8,524,033 Shares in 2005 and 8,590,184 Shares in 2004	42,620	42,951
Paid-In Capital	9,430	10,482
Directors’ Deferred Plan	(1,334)	(1,197)
Retained Earnings	42,424	38,592
Accumulated Other Comprehensive Income	(1,311)	(86)

Total Shareholders’ Equity	91,829	90,742

Total Liabilities and Shareholders’ Equity	$975,795	$914,988

Memorandum: Standby Letters of Credit	$5,831	$4,980

LSB Bancshares Inc.
Consolidated Statements of Income
(In thousands, except share data)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2005	2004	2005	2004
Interest Income
Interest and Fees on Loans	$14,508	$11,627	$54,568	$44,137
Interest on Investment Securities:
Taxable	938	841	3,610	3,285
Tax Exempt	306	356	1,386	1,480
Interest-Bearing Bank Balances	55	49	340	176
Federal Funds Sold	195	85	521	241

Total Interest Income	16,002	12,958	60,425	49,319

Interest Expense
Deposits	4,140	1,997	13,120	7,022
Securities Sold Under Agreements to Repurchase and Federal Funds Purchased	3	4	12	10
Borrowings from the Federal Home Loan Bank	770	874	3,594	3,335

Total Interest Expense	4,913	2,875	16,726	10,367

Net Interest Income	11,089	10,083	43,699	38,952
Provision for Loan Losses	905	621	3,219	3,017

Net Interest Income After Provision for Loan Losses	10,184	9,462	40,480	35,935

Noninterest Income
Service Charges on Deposit Accounts	1,789	1,544	6,816	6,925
Gains on Sales of Mortgages	171	140	554	530
Other Operating Income	1,691	1,594	6,422	6,608

Total Noninterest Income	3,651	3,278	13,792	14,063

Noninterest Expense
Personnel Expense	5,297	5,119	21,426	20,254
Occupancy Expense	493	462	1,867	1,779
Equipment Depreciation and Maintenance	541	588	2,263	2,296
Other Operating Expense	3,781	3,292	14,214	13,358

Total Noninterest Expense	10,112	9,461	39,770	37,687

Income Before Income Taxes	3,723	3,279	14,502	12,311
Income Taxes	1,248	1,065	4,865	3,931

Net Income	$2,475	$2,214	$9,637	$8,380

Earnings Per Share
Basic	$0.29	$0.26	$1.13	$0.98
Diluted	$0.29	$0.26	$1.12	$0.97

Weighted Average Shares Outstanding
Basic	8,523,548	8,584,107	8,547,282	8,576,109
Diluted	8,562,563	8,620,530	8,587,537	8,620,713

LSB Bancshares, Inc.
Financial Highlights
(In thousands, except ratios)

	Three Months Ended December 31
	2005	2004	Change
Financial Ratios:
Return on average assets	1.01%	0.97%	4	BP
Return on average shareholders’ equity	10.60%	9.63%	97
Net Interest Margin (FTE)	4.87%	4.77%	10

Average Balances:
Loans	$760,505	$705,541	7.8%
Earning assets	912,049	853,891	6.8
Total assets	975,802	912,271	7.0
Interest-bearing deposits	682,577	634,770	7.5
Total deposits	809,496	731,897	10.6

Allowance for loan losses:
Beginning balance	$8,684	$8,006	8.5%
Provision for loan losses	905	621	45.7
Loans charged off	(1,262)	(785)	60.8
Recoveries	113	120	(5.8)

Ending balance	8,440	7,962	6.0

	Twelve Months Ended December 31
	2005		2004		Change
Financial Ratios:
Return on average assets	1.00%		0.94%		6	BP
Return on average shareholders’ equity	10.49%		9.26%		123
Net Interest Margin (FTE):	4.91%		4.75%		16

Average Balances:
Loans	$752,420		$689,034		9.2%
Earning assets	900,664		834,133		8.0
Total assets	963,888		891,577		8.1
Interest-bearing deposits	666,952		629,425		6.0
Total deposits	780,562		717,209		8.8

Allowance for loan losses:
Beginning balance	$7,962		$7,846		1.5%
Provision for loan losses	3,219		3,017		6.7
Loans charged off	(3,239)		(3,646)		(11.2)
Recoveries	498		745		(33.2)

Ending balance	8,440		7,962		6.0

Nonperforming assets
Nonperforming Loans:
Past due 90 days or more	$1,911		$1,313		45.5%
Nonaccrual loans	929		685		35.6
Restructured loans	856		582		47.1

Total nonperforming loans	3,696		2,580		43.3
Other real estate	4,391		1,531		186.8

Total nonperforming assets	8,087		4,111		96.7

Asset Quality Ratios
Nonperforming loans to total loans	0.49%		0.58%		(9	)BP
Nonperforming loans to total assets	0.38%		0.45%		(7)
Allowance for loan losses to total loans	1.12%		1.12%		—
Net charge-offs to average loans	0.36%		0.42%		(6)
Allowance for loan losses to nonperforming loans	2.28	X	3.09	X
BP— Denotes Basis Points